Exhibit 99.1

Gaylord Entertainment Announces Repurchase of $185,000,000 of Shares of its Common Stock from TRT Holdings

NASHVILLE, Tenn. (August 7, 2012)—Gaylord Entertainment Company (the “Company”) (NYSE: GET) today announced that on August 6, 2012 it entered into an agreement with TRT Holdings, Inc. pursuant to which the Company repurchased five million shares of the Company’s common stock from TRT Holdings concurrently with the execution and delivery of the agreement. The aggregate purchase price in the privately negotiated transaction was $185 million, or $37.00 per share. The Company funded the purchase price with borrowings under its existing $925 million credit facility.

Under the terms of the repurchase agreement, TRT Holdings has agreed to vote all of the remaining shares it holds in favor of the proposals to be presented at the special meeting of the Company’s stockholders to be held in connection with the Company’s plan to qualify as a real estate investment trust (“REIT”) for federal income tax purposes. Under a standstill provision in the repurchase agreement, TRT Holdings and affiliated parties of TRT Holdings have agreed not to purchase any of the Company’s securities and not to seek to influence the Company’s board of directors or the Company’s policies for a period of three years. In addition, under the repurchase agreement, each of the Company, TRT Holdings, and affiliates of TRT Holdings has agreed not to disparage the other party during such three-year period. The Company also agreed to file a registration statement for an underwritten offering of TRT Holdings’ remaining approximately 5.6 million shares of the Company’s common stock, which would allow TRT Holdings the opportunity to exit the remainder of its position.

About Gaylord Entertainment Company

Gaylord Entertainment, a leading hospitality and entertainment company based in Nashville, Tenn., owns and operates Gaylord Hotels (www.gaylordhotels.com), its network of upscale, meetings-focused resorts, and the Grand Ole Opry (www.opry.com), the weekly showcase of country music’s finest performers for more than 80 consecutive years. The Company’s entertainment brands and properties include the Radisson Hotel Opryland, Ryman Auditorium, General Jackson Showboat, Gaylord Springs Golf Links, Wildhorse Saloon, and WSM-AM. For more information about the Company, visit www.GaylordEntertainment.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current information. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. Such factors include those described in the Company’s filings made from time to time with the Securities and Exchange Commission, including those described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and those associated with the Company’s plans to qualify as a REIT for federal income tax purposes following the consummation of the Company’s previously announced transaction with Marriott International,

Inc., including the failure to receive, on a timely basis or otherwise, the required approvals by the Company’s stockholders; the Company’s expectation to elect and qualify for REIT status and the timing and effect of that election; the Company’s ability to remain qualified as a REIT; the form, timing and amount of the special earnings and profits distribution and receipt of a private letter ruling from the Internal Revenue Service with respect thereto; the Company’s and Marriott ‘s ability to consummate the sale; operating costs and business disruption may be greater than expected; and the Company’s ability to realize cost savings and revenue enhancements from the proposed REIT conversion. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

Additional Information and Where to Find It

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities or a solicitation of any vote or approval, nor shall there be a sale of such securities in any state or jurisdiction in which such offer, sale or solicitation is not permitted. Granite Hotel Properties, Inc. (“Granite”) and the Company have filed with the SEC a registration statement on Form S-4 containing a preliminary proxy statement/prospectus which describes the Company’s plans to qualify as a REIT for federal income tax purposes following the consummation of the Company’s transaction with Marriott International, Inc., and the contemplated merger of the Company with and into Granite to facilitate the REIT election. The registration statement has not yet become effective. Notice of a special meeting and a definitive proxy statement/prospectus will be mailed to stockholders of the Company who hold shares of the Company’s common stock on the record date to be determined by the Company. INVESTORS ARE URGED TO READ THE FORM S-4 AND PROXY STATEMENT (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND REIT CONVERSION. You may obtain copies of all documents filed with the SEC concerning the proposed transaction, free of charge, at the SEC’s website at www.sec.gov or our website at www.gaylordentertainment.com. In addition, stockholders may obtain free copies of the documents by sending a written request to the Company’s Secretary at Gaylord Entertainment Company, One Gaylord Drive, Nashville, Tennessee 37214, or by calling the Secretary at (615) 316-6000.

Interests of Participants

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed merger and REIT conversion. Information regarding the Company’s directors and executive officers is set forth in the Company’s proxy statement for its 2012 annual meeting of stockholders and its Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which were filed with the SEC on April 3, 2012 and February 24, 2012, respectively. Additional information regarding persons who may be deemed to be participants in the solicitation of proxies in respect of the proposed merger and REIT conversion is contained in the proxy statement/prospectus filed with the SEC.

Investor Relations Contacts:	Media Contacts:
Mark Fioravanti, Executive Vice President and Chief Financial Officer	Brian Abrahamson, Vice President of Corporate Communications
Gaylord Entertainment	Gaylord Entertainment
615-316-6588	(615) 316-6302
mfioravanti@gaylordentertainment.com	babrahamson@gaylordentertainment.com
~or~	~or~
Patrick Chaffin, Vice President of Strategic Planning and Investor Relations	Josh Hochberg or Dan Zacchei
Gaylord Entertainment	Sloane & Company
615-316-6282	(212) 446-1892 or (212) 446-1882
pchaffin@gaylordentertainment.com	jhochberg@sloanepr.com dzacchei@sloanepr.com